PARITZ & COMPANY, P.A.
15 Warren Street, Suite 25
Hackensack, New Jersey 07601

March 25, 2011

U.S. Securities and Exchange Commission
100 F. Street, NE
Washington, DC 20549

Re: American Telstar, Inc. — SEC File No. 000-52387

Gentlemen:

We have read the statements of American Telstar, Inc. in Item 4.01 on Form 8-K to be filed on or about March 25, 2011 and are in agreement with such statements as they pertain to our firm.  We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours truly,
/s/ Paritz & Company, P.A.
Paritz & Company, P.A.